Exhibit 10.13

July 23, 2007

William A. Holl

8957 Old Southwick Pass

Alpharetta, GA 30022

Dear Bill:

This amended and restated letter agreement (“Agreement”) sets forth the terms and conditions of your employment as Executive Vice President and Chief Commercial Officer of Acuity Specialty Products Group, Inc. (“ASP”), effective at the close of business on July 23, 2007 (“Effective Date”). As of the Effective Date, this Agreement shall replace in its entirety the employment letter agreement, dated May 8, 2006, which you executed on May 10, 2006 (“Prior Agreement”), between you and Acuity Brands, Inc. (“Acuity”) and you will no longer be an officer of, or employed by, Acuity.

In entering into this Agreement, you and ASP acknowledge that the parties contemplate a corporate restructuring of Acuity and a subsequent distribution by Acuity of the stock of ASP (or a successor to ASP’s business and operations) to the stockholders of Acuity (the “Spinoff”), but also recognize that the restructuring and Spinoff are subject to final approval of the Board of Directors of Acuity after satisfaction of certain conditions. As provided below, in the event the restructuring and Spinoff are consummated, certain provisions of this Agreement will become effective.

After you have reviewed the terms and conditions of this letter, please sign below to signify your acceptance.

1. Title and Responsibilities. As of the Effective Date, you (hereinafter “Executive”) will serve as Executive Vice President and Chief Commercial Officer of ASP and will report to the President and Chief Executive Officer of ASP. Executive shall be responsible for the sales and marketing function of ASP and shall have such specific duties and authority as are commensurate with such position and as may be delegated to him from time to time by the President and Chief Executive Officer. Executive accepts such responsibility and duties and agrees to render his services for the term of this Agreement. Except as otherwise provided herein, Executive agrees that his termination on the Effective Date as an Executive Vice President of Acuity shall not give Executive the right to receive any severance or other payments under any severance agreement, change in control agreement, or other agreement relating to Executive’s employment.

2. Term. This Agreement shall commence as of the Effective Date and continue in effect until either ASP or Executive gives notice to the other of termination (the period of this Agreement is hereinafter referred to as the “term of this Agreement”). Either ASP or Executive may terminate this Agreement for any reason and at any time with or without cause and with or without advance notice, subject to Executive’s and ASP’s rights under any severance agreement, change in control agreement or other agreement relating to Executive’s termination of employment.

3. Extent of Services. Executive agrees that commencing on the Effective Date and during the term of this Agreement he will devote his full working time and requisite energy and skill to the diligent performance of Executive’s duties as set forth in Paragraph 1. With the consent of the Board of Directors of ASP (“Board”), Executive may serve on the board of directors or board of trustees of other companies or institutions, provided, however, that approval of the Board shall be required as set forth in the Corporate Governance Guidelines, as they may be revised from time to time, of Acuity or ASP, whichever is applicable.

4. Consideration. As consideration for the services performed by Executive pursuant to this Agreement and the restrictive covenants set forth or referenced in Paragraph 5, ASP will compensate Executive during the term of this Agreement as follows:

4.1 Base Salary. Commencing on the Effective Date, Executive will be entitled to an annual base salary of $380,000, subject to periodic review and change by ASP. Executive’s base salary will be payable in accordance with ASP’s regular payroll practices for executives as in effect from time to time.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of ASP in effect from time to time (including health, life, disability, dental, and retirement plans) in which executive officers of ASP are entitled to participate. Executive will be entitled to four (4) weeks vacation per fiscal year.

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Management Compensation and Incentive Plan (the “Incentive Plan”) and the Plan Rules thereunder in effect for each year. Pursuant to those Plan Rules, the amount of Executive’s incentive payment will be determined by ASP’s overall financial performance and Executive’s individual performance, with the target bonus of 60% of base salary. The Incentive Plan and the Plan Rules thereunder may be modified at any time in ASP’s sole discretion, subject to any applicable shareholder approval requirements. For the fiscal year ending August 31, 2007, Executive’s incentive payment will be calculated under the previously adopted Plan Rules but adjusted so as to reflect target performance of ASP (rather than actual performance) under all performance measures.

4.4 Long-Term Incentive Plan. As of the Effective Date, Executive shall be eligible for annual equity awards under Acuity’s Long-Term Incentive Plan (“Acuity LTIP”). For the fiscal year ending August 31, 2007, the amount of Executive’s long-term incentive award will be determined based on Acuity’s overall financial performance (and ASP’s contribution to such performance), and Executive’s individual performance, with the target long-term incentive award approximately equal to 120% of base salary. In the event of the Spinoff, Executive shall be eligible for annual equity awards under ASP’s Long-Term Incentive Plan (“ASP LTIP”). The awards under the Acuity LTIP and the ASP LTIP may be made in the form of any of the equity awards provided for under such Plans.

4.5 Severance Agreement. (a) Executive’s Severance Agreement with Acuity, dated as of June 6, 2006 (“Severance Agreement”), will be amended effective as of the date of this Agreement to reflect Executive’s new title and responsibilities under this Agreement. Executive and ASP will enter into a Severance Agreement in substantially the form attached hereto to reflect the changes required by this Agreement. Executive agrees that after the Effective Date, if requested by the Company, he will enter into a further amendment to the Severance Agreement reducing the Severance Period provided therein to a level commensurate with his title and position with the Company pursuant to this Agreement, provided that for a termination without Cause, the Severance Period shall not be reduced below 18 months any earlier than July 23, 2008.

(b) For the period commencing on the Effective Date and continuing until twelve (12) months following the date of the Spinoff, if the Company terminates Executive’s employment (except for death, Disability or Cause, as defined in the Severance Agreement) or if Executive terminates his employment, Executive shall be entitled to receive a lump sum payment of $285,000 (less applicable taxes), provided that if as a result of Executive’s termination of employment, Executive becomes entitled to payment under this Section 4.5(b) and under any severance agreement, change in control agreement or other agreement with the Company, Executive shall be entitled to receive payments under whichever agreement provides the greater payments and there shall be no duplication of benefits.

4.6 Change in Control Agreement. Executive will continue to be covered by the Change in Control Agreement, dated as of June 6, 2006 (“CIC Agreement”), with Acuity, which shall be amended effective as of the date of this Agreement to reflect the changes in this Agreement and which shall be substantially in the form of an amendment to the Change in Control Agreement (or an amended and restated Change in Control Agreement) attached hereto. Executive agrees that after the Effective Date, if requested by the Company, he will enter into a further amendment to the CIC Agreement reducing the Severance Amount and Benefits Continuation Period provided therein to a level commensurate with his title and position with the Company provided for in this Agreement.

4.7 Supplemental Retirement Benefits. As of the Effective Date, Executive shall cease to be covered by the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“SERP”) for periods of employment after the Effective Date. In the event of the Spinoff, an amount equal to the present value of Executive’s accrued but unvested benefit under the SERP as of the Effective Date will be transferred as of the date of the Spinoff to a nonqualified deferred compensation plan maintained by ASP. Executive will continue to be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (“SDSP”) and any similar deferred compensation arrangement established by ASP after the Spinoff.

4.8 Current Restricted Stock Award Agreements. Executive agrees to enter into amendments effective as of the date of this Agreement to his current Restricted Stock Award Agreements for shares of Acuity Common Stock providing for a cancellation of such unvested Restricted Stock Awards on a date (“Cancellation Date”) shortly before the date of the Spinoff. Within ten (10) days following the date of the Spinoff, ASP will make an award of a number of shares of ASP Common Stock as a Restricted Stock Award equal in value to the fair market value of the cancelled shares of Acuity Common Stock on the Cancellation Date. The award under this section will be made under the ASP LTIP and the award will vest in equal annual installments over 3 years, provided, however, that if Executive becomes entitled to payment under Section 4.5(b) above after June 6, 2008, vesting of one-third of said award shall be accelerated to the date of such payment.

4.9 Director and Officer Liability Insurance. During the term of this Agreement and for a period of three (3) years after Executive’s termination of employment from ASP, Executive shall be entitled to director and officer liability insurance coverage for his acts and omissions while an officer of ASP on a basis no less favorable to Executive than the coverage provided to then current officers and directors.

4.10 Founder’s Equity Award. Within thirty (30) days following the date of the Spinoff, ASP will make a Founder’s equity award (“Founder’s Award”) to Executive under the ASP LTIP. This Founder’s Award will be one-half in shares of Restricted Stock of ASP and one-half in either stock options or stock-settled stock appreciation rights for shares of common stock of ASP (the exercise price of the awards will be the fair market value of the common stock of ASP on the date of grant). The Founder’s Award will vest in equal installments annually over 4 years commencing one year from the date of grant. The Founder’s Award will have an award value of approximately $1.140 million. This grant will be subject to the additional terms and conditions set forth in a separate award agreement.

4.11 Section 409A. ASP shall have the authority to delay for six months after Executive’s termination of employment the date of payment or commencement of payment of any amounts under this Agreement to Executive to the extent such delay is mandated by the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and in such event, the payments that would otherwise have been made during such six-month period shall be made during the seventh month after Executive’s termination of employment.

5. Confidentiality, Non-Solicitation and Non-Competition. In consideration of the compensation and benefits provided pursuant to this Agreement, Executive agrees that during the term of his employment by ASP and for the Restricted Period set forth in the Exhibits following his termination of employment with ASP, Executive shall comply with the non-competition, non-solicitation, non-recruitment and non-disclosure restrictions attached hereto as Exhibits A, B, and C, respectively (the “Restrictive Covenants”), provided, that if Executive is terminated by ASP without Cause or Executive terminates his employment for Good Reason under circumstances that entitle Executive to receive compensation and benefits under the Severance Agreement, as modified by this Agreement in accordance with Paragraph 4.5, the restrictive covenants in Section 5.1 of the Severance Agreement shall apply to Executive after termination of employment for the periods stated in the Severance Agreement and not the Restrictive Covenants as defined in this Paragraph 5.

ASP and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on behalf of ASP. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit A, as necessary, at ASP’s request, in order to reflect such change. Upon execution, each such written modification to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit A hereto.

6. Assignability. This Agreement is binding on ASP and any successors of ASP. ASP may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which ASP may merge or consolidate or to which ASP may transfer all or substantially all of its respective assets. ASP will require any successor by merger or consolidation or transferee of all or substantially all of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ASP would be required to perform it if no such succession had taken place.

7. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by the

President and Chief Executive Officer of ASP (or his designee). No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

9. Construction of Agreement. It is the intent of the parties that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to ASP’s standard policies, practices, terms and conditions applicable from time to time under ASP’s plans, programs, agreements and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation the terms and conditions of ASP’s (or Acuity’s) standard forms of stock option, restricted stock or other applicable executive compensation agreements. Without limiting the foregoing, any and all benefit plans or other plans, programs, agreements and arrangements may be modified, amended, replaced or terminated at ASP’s (or Acuity’s) sole discretion unless otherwise expressly provided therein or herein.

Sincerely, ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ John K. Morgan
John K. Morgan President and Chief Executive Officer

The undersigned corporation hereby consents to this amended and restated Agreement and the replacement of the Prior Agreement.

ACUITY BRANDS, INC.

By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Date:	July 23, 2007

I, William A. Holl, have thoroughly read the terms and conditions contained in this amended and restated Agreement pertaining to my employment by Acuity Specialty Products Group, Inc. and agree that the Prior Agreement is replaced and superseded I fully agree to be bound by these terms and conditions, including the Restrictive Covenants set forth by incorporation in Paragraph 5.

/s/ William A. Holl	9/24/07
William A. Holl	Date

EXHIBIT A

TO ACUITY SPECIALTY PRODUCTS GROUP, INC.

AGREEMENT WITH WILLIAM A. HOLL

DATED AS OF JULY 23, 2007

NON-COMPETITION AND NON-SOLICITATION COVENANT

1. DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

(A) “ASP’s Business” is defined as the manufacture or sale of the classes of products listed in paragraph B, below.

(B) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc.; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; and (7) Ondeo Nalco Company, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each, and only with respect to the business operation which, engages in the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

(C) “Customers” shall mean customers of ASP that Executive (i) contacted directly or indirectly or otherwise serviced on behalf of ASP during the two-year period preceding the termination of Executive’s employment with ASP; or (ii) about whom Executive possessed Confidential Information during such two-year period.

(D) “Executive Services” means those principal duties and responsibilities that Executive performed on behalf of ASP during his employment, within twenty-four (24) months prior to the date hereof, as Executive Vice President and Chief Commercial Officer of Acuity Specialty Products Group, Inc. (“ASP”), in which capacity, Executive: (1) develops and implements long-range and short-range sales and marketing plans; (2) develops strategic opportunities through research and market studies analyzing business trends, threats, and opportunities; (3) develops plans for key account penetration, new account development, and relationships with key accounts (including, but not limited to The Home Depot, Wal-Mart and Lowes); (4) develops and implements pricing strategies; (5) develops profit enhancement plans through the use of mix analysis, same store sales enhancement planning, and merchandising strategy; (6) develops plans for brand enhancement through creative advertising and merchandising techniques along with development of brand partnerships; (7) performs routine analysis of the strengths, weaknesses, opportunities and threats to ASP’s business; (8) develops and executes plans to maximize sales opportunities by placing brands and pricing properly in the marketplace; (9) manages the development of new products; (10) directs, manages, and administers the sales organization; (11) develops business plans, sets sales goals, and develops performance metrics and accountabilities; and (12) oversees employee development and performance management for the sales and marketing organization.

(E) “Restricted Period” means a period of twelve (12) months following termination of Executive’s employment with ASP, except in the case of a termination by ASP without Cause or by Executive for Good Reason (both as defined in the Executive’s Severance Agreement), in which event as provided in Paragraph 5 of this Agreement, the provisions of the Severance Agreement shall apply.

2. ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment as Executive Vice President and Chief Commercial Officer of ASP, Executive will render executive, strategic and managerial services, including the Executive Services, to and for ASP throughout the United States, which are special, unusual, extraordinary, and of peculiar value to ASP. Executive further acknowledges that the services he performs on behalf of ASP, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) ASP’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of ASP; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause ASP irreparable harm which would not be adequately and fully redressed by the payment of damages to ASP. In addition to other remedies available to ASP, ASP shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit A. Executive further acknowledges that he will not be entitled to any compensation or benefits from ASP or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit A.

3. NON-COMPETITION

Executive agrees that while employed by ASP and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4. NON-SOLICITATION OF CUSTOMERS

During the Restricted Period, Executive will not, directly or indirectly, solicit Customers for the purpose of providing goods and services competitive with ASP’s Business.

5. SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Agreement and its various exhibits. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement and its various exhibits shall not be affected thereby and shall remain in full force and effect.

EXHIBIT B

TO ACUITY SPECIALTY PRODUCTS GROUP, INC.

AGREEMENT WITH WILLIAM A. HOLL

DATED AS OF JULY 23, 2007

NON-RECRUITMENT COVENANT

1. DEFINITIONS

The following terms used in this Exhibit “B” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means the period set forth in Paragraph 1(E) of Exhibit A.

2. NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of ASP or ASP’s business to terminate such employee’s position with ASP, whether or not such employee is a full-time or temporary employee of ASP and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3. SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT C

TO ACUITY SPECIALTY PRODUCTS GROUP, INC.

AGREEMENT WITH WILLIAM A. HOLL

DATED AS OF JULY 23, 2007

NON-DISCLOSURE COVENANT

1. DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Trade Secrets” means Confidential Information constituting a trade secret under applicable law.

(B) “Confidential Information” means any information, without regard to form, relating to ASP’s clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including but not limited to technical or non-technical data, compilations (including compilations of customer information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to ASP by third parties that ASP is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period following Executive’s termination of employment.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means the period of set forth in Paragraph 1(E) of Exhibit A.

2. NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify ASP prior to making any such disclosure so that ASP may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3. SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.